Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Retirement of Chief Credit Officer
St. Louis, Missouri, July 9, 2013. First Banks, Inc. (the "Company"), the holding company of First Bank, today announced that its 12-year veteran, Mr. Gary S. Pratte, Executive Vice President and Chief Credit Officer of the Company, and Executive Vice President, Chief Credit Officer and Director of First Bank, provided notice to the Company of his intention to retire from the Company and First Bank, effective July 31, 2013.
Mr. Pratte joined the Company in 2001 as Senior Vice President and Regional Credit Officer of First Bank. During his tenure with the Company and First Bank, Mr. Pratte has served in various executive capacities within the Credit Administration Department, and assumed his current positions during the second quarter of 2011. Mr. Pratte will continue to serve as a Director of First Bank following his retirement.
Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, "Gary has been a vital member of our Management Committee and has provided outstanding leadership to our Credit Administration Department during an economic period that has brought much uncertainty and a substantial amount of market challenges. Gary and his team have been instrumental in significantly improving the Company's overall asset quality metrics since the inception of the credit cycle. Gary will be greatly missed by the First Bank family, and we wish him and his family the very best as they begin a new chapter of their lives. We also look forward to Gary's continued contributions through his service on the First Bank Board of Directors."
Mr. Pratte said, "I have enjoyed my career with First Bank, and appreciate the opportunities the Company has afforded to me. I have reached a point in my career where it is the right time to focus on other priorities and I am looking forward to spending more time with my family and friends and enjoying my hobbies outside of the business community."
The Company is actively engaged in a search for a replacement for Mr. Pratte.

About First Banks, Inc.
The Company, headquartered in St. Louis, Missouri, is a registered bank holding company that had assets of $6.40 billion at March 31, 2013 and currently operates 131 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

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